Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2023, with respect to the consolidated financial statements and internal controls over financial reporting included in the Annual Report of UFP Technologies, Inc. on Form 10-K for the year ended December 31, 2022. We hereby consent to the incorporation by reference of said reports in the Registration Statements of UFP Technologies, Inc. on Forms S-8 (File No. 333-265651, File No. 333-174907, File No. 333-151883, File No. 333-143673, File No. 333-116436, File No. 333-56741, File No. 333-91408, File No. 333-106390, File No. 333-39946, and File No. 333-76640).

/s/ GRANT THORNTON LLP

Boston, MA

March 16, 2023